Exhibit 10.15
* * * * * * * * * * * * * * * * * * * *
Sublease
OAKMEAD WEST BUILDINGS PROJECT
BUILDING G
960 STEWART DRIVE
FIRST FLOOR
* * * * * * * * * * * * * * * * * * * *
Between
APPLIED MATERIALS, INC.
(Sublandlord)
and
SHORELINE TELEWORKS
(Subtenant)

TABLE OF CONTENTS

		Page(s)
SCHEDULE		1

1.	SUBLEASE AGREEMENT	4

2.	RENT	5

3.	CONSTRUCTION OF INTERIOR IMPROVEMENTS AND POSSESSION	12

4.	SERVICES AND UTILITIES	13

5.	ALTERATIONS	13

6.	USE OF PREMISES	16

7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES	17

8.	REPAIR AND MAINTENANCE	17

9.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE	19

10.	FIRE AND OTHER CASUALTY	21

11.	EMINENT DOMAIN	22

12.	RIGHTS RESERVED TO LANDLORD AND SUBLANDLORD	22

13.	SUBTENANT’S DEFAULT	24

14.	SUBLANDLORD REMEDIES	24

15.	SURRENDER	26

16.	HOLDOVER	27

17.	SUBORDINATION TO GROUND LEASES AND MORTGAGES	27

18.	ASSIGNMENT AND SUBLEASE	28

19.	CONVEYANCE BY SUBLANDLORD OR LANDLORD	30

20.	ESTOPPEL CERTIFICATE	30

21.	FINANCIAL STATEMENTS	31

22.	LEASE DEPOSIT	31

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TABLE OF CONTENTS
(continued)

		Page(s)
23.	FORCE MAJEURE	32

24.	NOTICES	32

25.	QUIET POSSESSION	32

26.	REAL ESTATE BROKERS	33

27.	MISCELLANEOUS	33

28.	UNRELATED BUSINESS INCOME	35

29.	HAZARDOUS SUBSTANCES	35

30.	EXCULPATION	37

31.	EXTENSION OPTION	37

32.	RIGHT OF FIRST OFFER	38
EXHIBITS

EXHIBIT A	DESCRIPTION OF PROJECT AND PREMISES/BUILDINGS

EXHIBIT B	RULES AND REGULATIONS

EXHIBIT C	WORK LETTER AGREEMENT

EXHIBIT D	MORTGAGES CURRENTLY AFFECTING THE PROJECT

EXHIBIT E	SHELL UPGRADES

EXHIBIT F	LETTER OF CREDIT

EXHIBIT G	LIST OF HAZARDOUS SUBSTANCES AND QUANTITIES USED BY TENANT

-ii-

SUBLEASE
     THIS SUBLEASE (the “Sublease”) is made as of October _, 1998 (dated for reference purposes only and referred to herein as the “Effective Date”) between Applied Materials, Inc., a Delaware corporation (the “Sublandlord”) and Shoreline Teleworks, a California corporation (“Subtenant”). The term “Project” means the seven (7) buildings (“Buildings”) and other improvements commonly known as the “Oakmead West Buildings Project” located on the land (the “Land”) in Sunnyvale, California, described on EXHIBIT A-1.
     Sublandlord is lessee of the Project pursuant to the Lease dated September 9, 1997 (“Master Lease”) between Sublandlord as Tenant and CarrAmerica Realty Corporation as Landlord.
     The following schedule (the “Schedule”) is an integral part of this Sublease. Terms defined in this Schedule shall have the same meaning throughout the Sublease.
SCHEDULE
1.	Subtenant: Shoreline Teleworks.

2.	Premises: The “Premises” means and includes the portions of the first floor of Building G (the “Building”), 960 Stewart Drive, Sunnyvale, California, designated Area A, Area B, and Area C on EXHIBIT A-2 attached hereto, occupied by Tenant at any time during the Term of this Sublease, together with (1) a nonexclusive right, in common with other tenants of the Building, to use the Building Common Areas, and (2) a nonexclusive right, in common with other tenants of the Project, to use the Project Common Areas subject to the Master Lease.

3.	Rentable Square Footage of the Premises: 31,891 sq. ft.

4.	Subtenant’s Proportionate Share: The Percentage listed below for Landlord’s Operating Costs and Taxes and Sublandlord’s Operating Costs allocated to the Building, plus the Percentage listed below for Landlord’s Operating Costs and Taxes but not allocated to specific Buildings by Landlord.

	Proportionate Share	Proportionate Share
	for Building	for Project
Area A	34.49%	5.16%
Area A + Area B	39.20%	5.87%
Area A + Area B + Area C	50%	7.49%

*	This percentage (7.49%) represents the ratio of the square footage of the Premises to the aggregate square footage of all Buildings in the Project. As the aggregate square footage of all Buildings subject to the Master Lease declines, this percentage may be adjusted to a percentage equal to the ratio of the square footage of the Premises to the aggregate square footage of the Buildings then subject to the Master Lease, but the revised percentage would apply only against the Landlord Operating Costs allocated to all Buildings then subject to the Master Lease but not to any one Building.

5.	Lease Deposit: $42,900.00 due upon execution of this Sublease, representing advance payment of the first month’s rent (“Advance Rent Deposit”), plus a security deposit in the form of an irrevocable letter of credit in the amount of $300,000.00 (subject to subsequent reduction as provided in Section 22).

6.	Permitted Use: Office; storage and shipping of equipment and parts; assembly (using parts manufactured elsewhere), repair and testing of machinery and equipment; research, testing and demonstration laboratory; and ancillary uses permitted under applicable laws.

7.	Subtenant’s Real Estate Broker for this Lease: Cornish & Carey Commercial Real Estate

8.	Sublandlord’s Real Estate Broker for this Lease: Wayne Mascia Associates

9.	Tenant Improvements: To be provided by Sublandlord. See Work letter.

10.	Commencement Date: Area A Approximately February 1, 1999 Area B Approximately February 1, 2000 Area C Approximately October 1, 2000; See Paragraph 1.A.
11.	Term: Commencing on the Commencement Date and expiring May 31, 2004

12.	Guarantor: None

13.	Base Rent:

	Monthly/	Monthly*
Months	Square Foot	Base Rent
1-12	$1.95	$42,900.00
13-21	$2.00	$50,000.00	*
22-24	$2.00	$63,782.00	*
25-36	$2.05	$65,376.55
37-48	$2.10	$66,971.10
49-60	$2.15	$68,565.65
61-64	$2.20	$70,160.20

*	Monthly Base Rent as shown assumes that the Commencement Date for Area B and for Area C is the first day of the thirteen (13th) month and twenty-second (22) month, respectively

14.	Master Lease: Lease dated September 9, 1997 between Applied Materials, Inc. as Tenant and CarrAmerica Realty Corporation as Landlord

15.	Landlord or Master

Landlord: CarrAmerica Realty Corporation

     1. SUBLEASE AGREEMENT. On the terms stated in this Sublease, Sublandlord leases the Premises to Subtenant, and Subtenant leases the Premises from Sublandlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless sooner terminated pursuant to this Sublease.
          A. Commencement Date. The Commencement Date shall be the date established pursuant to this section, and the Sublease shall expire on the date set forth in the Schedule.
               (1) The Commencement Date for Area A shall be the earliest occurring of the following:
                    (i) The date of Substantial Completion of the Tenant Improvements, as such term is defined in the Work Letter Agreement attached hereto as EXHIBIT C (“Work Letter Agreement”); or
                    (ii) The date Subtenant commences occupancy of Area A.
               (2) The Commencement Date for Area B shall be the first day of the thirteenth (13th) month of the Term.
               (3) The Commencement Date for Area C shall be the first day of the twenty-second (22nd) month of the Term.
          B. Subtenant Delays. If the Commencement Date for Area A has not occurred on or before February 1, 1999 due to Subtenant Delays, the Commencement Date shall be the date on which the Commencement Date would have occurred but for Subtenant Delays. Subtenant agrees that if Sublandlord is unable to deliver possession of the Premises to Subtenant by February 1, 1999 (the anticipated Commencement Date of the Sublease term), this Sublease shall not be void or voidable, nor shall Sublandlord be liable to Subtenant for any loss or damage resulting therefrom, but in such event the obligation to pay Rent shall be suspended from the anticipated Commencement Date until the actual Commencement Date except to the extent such delay is due to Subtenant Delays. Subtenant Delays shall include (i) those defined as Subtenant Delays in the Work Letter Agreement, and (ii) interference with Sublandlord’s work caused by Subtenant or Subtenants employees or contractors. If the Commencement Date has not occurred on or before April 1, 1999 (“First Termination Date”), Subtenant may terminate this Sublease by written notice to Sublandlord on or before April 15, 1999; provided, however, that the First Termination Date shall be extended by a period of time equal to any delays due to the Subtenant Delays or due to causes beyond the reasonable control of Sublandlord (“force majeure”) such as rain, flooding, fire or other casualty, labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, sabotage, governmental regulations or control, inability to obtain materials, services or governmental permits despite diligent efforts to do so, or acts of God. If the Commencement Date has not occurred by August 1, 1999 (“Final Delivery Date”), through no fault of the terminating party, either party may terminate this Sublease by written notice to the other on or before August 15, 1999. In either event, Sublandlord shall return the Advance Rent Deposit and the Security Deposit within ten (10) business days.

          C. Early Occupancy. During the period beginning thirty (30) days prior to the Initial Commencement Date (the “Early Occupancy Period”), provided that Subtenant’s occupancy does not interfere with or cause delays to Sublandlord’s construction obligations, Subtenant shall be permitted to enter such Area for the sole purpose of installation of its equipment cabling, telecommunications, furniture systems, and other installations necessary for the conduct of Subtenant’s business. Notwithstanding any other provision herein to the contrary, Subtenant’s occupancy of such Area during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Sublease (including Subtenant’s obligations regarding indemnity and insurance), provided, however, that Subtenant’s obligation to pay Rent with respect to such Area during the Early Occupancy Period shall be waived. In any event, Subtenant shall be responsible for any utility charges incurred by Landlord or Sublandlord in connection with Subtenant’s use of any Area during the Early Occupancy Period.
     2. RENT.
          A. Types of Rent. Subtenant shall pay the following Rent in the form of a check (or via wire transfer) to Sublandlord pursuant to instructions to be given by Sublandlord to Subtenant prior to the Commencement Date.
               (1) Base Rent in monthly installments in advance, the first monthly installment due on or prior to the first day of the second (2nd) month following the Commencement Date (the Advance Rent Deposit shall be applied against the first month’s Base Rent), and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.
               (2) Operating Cost Share Rent in an amount equal to the sum of (i) Subtenant’s Proportionate Share of the Operating Costs for the applicable fiscal year of the Sublease charged to Sublandlord by Landlord pursuant to the Master Lease (“Landlord’s Operating Costs”), and (ii) Sublandlord’s Operating Costs, as defined in Section 2.3, fairly allocable to the Premises and Subtenant’s Proportionate Share of Sublandlord’s Operating Costs allocated to the Building but not any one Premises in the Building; Operating Cost Share Rent shall be due monthly in advance in an estimated amount, commencing with the Commencement Date, and thereafter on or before the first day of each month of the Term. Definitions of Operating Costs and Subtenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.
               (3) Tax Share Rent in an amount equal to the Subtenant’s Proportionate Share of the Taxes applicable to the Building for the applicable fiscal year of this Sublease, paid semi-annually as set forth in Section 2.B(1) below. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2B, 2C and 2D.
               (4) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Subtenant is required to pay under this Sublease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

               (5) Rent as used in this Sublease means Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent. Subtenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.
          B. Payment of Operating Cost Share Rent and Tax Share Rent.
               (1) (a) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Pursuant to the Master Lease, Landlord shall estimate the Landlord Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as an increase in utility or maintenance costs for the Project Common Areas; provided in no event shall the estimate be revised more than once in any calendar year. Within ten (10) days after receiving the original or revised estimate from Sublandlord, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Subtenant for the months elapsed. On the first day of each month thereafter, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant’s Proportionate Share of this estimate, until a new estimate becomes applicable. Notwithstanding the foregoing, Landlord’s estimate excludes the portion of the Taxes payable semi-annually to the County of Santa Clara pursuant to property tax bills for the Project (the “Property Tax Bills”). With respect to Taxes payable in connection with Property Tax Bills, Sublandlord shall deliver copies of such bills to Subtenant at least thirty (30) days prior to the Delinquency Date set forth therein, and Subtenant shall pay to Sublandlord, at least fifteen (15) days prior to the Delinquency Date, Subtenant’s Proportionate Share of the amount payable thereunder. Any interest or penalties payable by Sublandlord as a result of Subtenant’s failure to timely pay such Taxes to Sublandlord shall be deemed Additional Rent payable by Subtenant hereunder.
                    (b) (Payment of Estimated Sublandlord Operating Cost. Sublandlord shall estimate the Sublandlord’s Operating Cost of the Building and the Premises prior to the Commencement Date and thereafter by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Sublandlord may revise these estimates whenever it obtains more accurate information, such as an increase in utility or maintenance costs for the Building Common Areas; provided that in no event shall the estimate be revised more than once in any calendar year. Within ten (10) days after receiving the original or revised estimate from Sublandlord, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable fiscal year to the date of such payment including the current month, minus payments previously made by Subtenant for the months elapsed. On the first day of each month thereafter, Subtenant shall pay Sublandlord one-twelfth (1/12th) of Subtenant’s Proportionate Share of this estimate, until a new estimate becomes applicable. Notwithstanding the foregoing, Sublandlord’s estimate excludes the portion of the Taxes payable semi-annually to the County of Santa Clara pursuant to property tax bills for the Building, if the Tenant Improvements for the Building are billed separately (the “Building Property Tax Bills”). With respect to Taxes payable in connection with Building Property Tax Bills, Sublandlord shall deliver copies of such bills to Subtenant at least thirty (30) days prior to the Delinquency Date set forth therein, and Subtenant shall pay to Sublandlord, at least fifteen (15) days prior to the Delinquency Date, Subtenant’s Proportionate

Share of the amount payable thereunder. Any interest or penalties payable by Sublandlord as a result of Subtenant’s failure to timely pay such Taxes to Sublandlord shall be deemed Additional Rent payable by Subtenant hereunder.
               (2) Correction of Operating Cost Share Rent. Sublandlord shall deliver to Subtenant a report for the previous fiscal year (the “Operating Cost Report”) promptly after receipt from Landlord of landlord’s Operating Cost Report, which pursuant to the Master Lease shall be April 1 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Sublandlord Operating Costs incurred and Landlord Operating Costs charged to Sublandlord, (b) the amount of Operating Cost Share Rent due from Subtenant, and (c) the amount of Operating Cost Share Rent paid by Subtenant. Within thirty (30) days after such delivery, Subtenant shall pay to Sublandlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Sublandlord shall apply the excess to Subtenant’s payments of Operating Cost Share Rent next coming due.
          C. Definitions.
               (1) Included Operating Costs. “Landlord Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under the Master Lease and a reasonable management fee. “Sublandlord Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Sublandlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Building and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Sublandlord under this Sublease and a reasonable management fee. “Operating Costs” shall mean “Landlord Operating Costs” or “Sublandlord Operating Costs”, as the case may be. Operating Costs shall also include the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project or the Building in compliance with governmental requirements promulgated after the Effective Date, or to replace existing capital improvements, facilities and equipment within the Building or the Project Common Areas, such as the resurfacing of the parking areas (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord or Sublandlord, as the case may be, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and only amortized costs are included in Operating Costs, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.
     The term Landlord Operating Costs shall include (i) all Operating Costs fairly allocable to the Building, including all Operating Costs paid with respect to the maintenance, repair, replacement and use of the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the Buildings in the Project) of all Landlord Operating Costs which relate to the Project in general and are not fairly allocable to any one Building in the Project. The term Sublandlord Operating Costs shall include (i) all Operating Costs fairly allocable to the Premises, including all Operating Costs paid with respect to the maintenance, repair, replacement and use of the Premises, and (ii) a proportionate share (based on the gross rentable area of the Premises as a percentage of the gross rentable area of the Building) of all Sublandlord Operating Costs which relate to the Building in general and are not fairly allocable to any one premises in the Building.
     If the Project is not fully occupied during any portion of any fiscal year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.
     If Landlord does not furnish any particular service whose cost would have constituted a Landlord Operating Cost to a tenant other than Subtenant who has undertaken to perform such service itself, Landlord Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant.
          (2) Excluded Operating Costs. Operating Costs shall not include:
(a)	costs of alterations of tenant premises;

(b)	costs of capital improvements other than Included Capital Items;

(c)	interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)	real estate brokers’ leasing commissions;

(e)	legal fees, space planner fees and advertising expenses incurred with regard to leasing the Project or Building or portions thereof;

(f)	any cost or expenditure for which Landlord or Sublandlord may be reimbursed by others (e.g., insurance proceeds, warranties, or tort claims);

(g)	the cost of any service furnished to any tenant of the Project which Landlord does not make available to Subtenant or service to a tenant of the Building which Sublandlord does not make available to Subtenant;

(h)	depreciation, amortization or expense reserves (except costs of Included Capital Items as provided in Section 2.C(1));

(i)	franchise or income taxes imposed upon Landlord or Sublandlord;

(j)	costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k)	legal and auditing fees which are for the benefit of Landlord or Sublandlord such as collecting delinquent rents, preparing tax returns and other financial statements;

(l)	the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;

(m)	fines, penalties and interest;

(n)	any property management fee charged by Landlord in excess of one and one/tenths percent (1.1%) of the aggregate monthly Base Rent allocated to the Building which is then being paid by Sublandlord as Tenant under the Master Lease or a management fee charged by Sublandlord in excess of three percent (3%) of the Sublandlord Operating Costs and Taxes (excluding Landlord Operating Costs and Taxes) allocated to the Premises;

(o)	any costs incurred in connection with the repair and maintenance of the roof membrane on all of the Buildings in excess of $35,000 per year; provided that (i) the $35,000 cap (“Cap”) shall be increased by four percent (4%) each year (i.e., $35,000 in the first year, $36,400 in the second year, $37,856 in the third year, $39,370 in the fourth year, $40,945 in the fifth year, $42,583 in the sixth, etc.);

(p)	any costs incurred in connection with the replacement of the roof membrane of any of the Buildings;

(q)	any costs incurred in connection with the Pre-existing Contamination (as defined in Section 30) or other contamination originating from a source either not located on the Project or which is caused by other tenants within the Project; and

(r)	any costs incurred in connection with the repair of the structural parts of the Buildings, which structural parts include only the foundation and subflooring of the Buildings and the structural condition of the roof (except as provided in subsection (o) above), and the exterior walls of the Buildings (but excluding the interior surfaces of exterior walls and exterior and interior of all windows (including repairing, resealing or replacing thereof), doors, ceiling and plateglass all of which shall be maintained, repaired and/or replaced by Subtenant pursuant to Section 8).
               (3) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord or Sublandlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord or Sublandlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord or Sublandlord in seeking a refund or reduction of any Taxes, whether or not the Landlord or Sublandlord is ultimately successful; provided that the amount paid by Landlord or Sublandlord in any calendar year shall not exceed the greater of (i) $5,000, or (ii) thirty five percent (35%) of the annual savings achieved during that taxable year as a result of such refund or reassessment. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&R’s”) recorded against the Land and any installments of principal and interest required to pay annual debt service for any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction.
     For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, at Landlord’s or Sublandlord’s election, as the case may be, shall be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.
               (4) Lease Year. “Lease Year” means each consecutive twelve-month period beginning on the Commencement Date, prorated for partial years.
               (5) Fiscal Year. “Fiscal Year” means the calendar year, except that the first fiscal year and the last fiscal year of the Term may be a partial calendar year.

               (6) “Project Common Areas” means the areas and facilities within the Project, exclusive of the Buildings and their interiors, provided and designated by Landlord for the general use of the tenants of the Project, including plazas, benches, landscape areas, parking areas, sidewalks, service areas, and trash disposal facilities, subject to the reasonable rules and regulations promulgated from time to time by Landlord.
               (7) “Building Common Areas” means all of the Building outside each tenant’s individual premises, provided and designated for the general use of tenants of the Building, including the Building entrance; common lobby; elevators; bathrooms; utility and equipment rooms; fire sprinkler alarm; reception area; plumbing, water, and sewage lines; lobby skylight; Building signage; electrical facilities and equipment; HVAC systems; Building mechanical, life safety and automatic sprinkler systems; and all other appliances and equipment servicing the Building (but not individual premises).
          D. Computation of Base Rent and Rent Adjustments.
               (1) Prorations. If this Sublease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Sublease begins on a day other than the first day, or ends on a day other than the last day, of the fiscal year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable fiscal year.
               (2) Default Interest. Any sum due from Subtenant to Sublandlord not paid when due shall bear interest from the date due until paid at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law.
               (3) Rent Adjustments. The square footage of the Building and the Premises set forth in the Schedule is conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Building or the Premises. If any Operating Cost paid in one fiscal year relates to more than one fiscal year, Landlord or Sublandlord, as the case may be, may proportionately allocate such Operating Cost among the related fiscal years.
               (4) Books and Records. Pursuant to the Master Lease, Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Sublandlord shall maintain books and records reflecting the Operating Costs and Taxes charged to and paid by Sublandlord. Subtenant and its certified public accountant shall have the right to inspect Sublandlord’s books and records regarding such matters at Sublandlord’s offices in Santa Clara, California during the ninety (90) days following the delivery of the Operating Cost Report. Sublandlord may, at its sole discretion, exercise any right Sublandlord may have to inspect Landlord’s books and records under the Master Lease. Subtenant shall use good faith, reasonable efforts and due diligence to keep confidential the results of any such inspection of which Subtenant is informed. Unless Subtenant sends to Sublandlord any written exception to either such report within thirty (30) days prior to expiration of said ninety (90) day period, such report shall be deemed final and accepted by Subtenant. Subtenant shall pay the amount shown on both reports in the manner prescribed in this Sublease, whether or not Subtenant takes any such written exception, without any prejudice to such exception. If Subtenant makes a timely exception, Sublandlord, on behalf of Subtenant, shall exercise its right, with Landlord, to choose an independent certified public accountant or another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Subtenant’s exception. Subtenant shall pay the cost of such certification unless Landlord is required to pay such cost pursuant to the Master Lease.
               (5) Miscellaneous. So long as Subtenant is in default of any obligation under this Sublease, Subtenant shall not be entitled to any refund of any amount from Sublandlord. If this Sublease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Sublandlord’s notice to Subtenant of the amount when it is determined. Sublandlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.
     3. CONSTRUCTION OF INTERIOR IMPROVEMENTS AND POSSESSION.
          A. Building Shell. As of the date hereof, Subtenant has received and approved final drawings, plans and specifications (the “Shell Final Plans”) for the Building and the improvements described in 3.A.(1) below (the “Shell Upgrade Plans”).
               (1) The “Building Shell” shall mean the Building structure, exterior walls, glass, floor slab, utilities (phone, gas, electric, plumbing, fire, and water) to the Building, and roof, and shall include the parking lot, landscaping and the base for the street monument sign. Landlord is responsible for bringing phone, electrical, gas and plumbing service to the Building (i.e., stubbed but not distributed) and for installing the main fire sprinkler trunks (i.e., installed but not distributed or “dropped”). The Building Shell does not include any elevators, stairs, HVAC, roof screens or thermal insulation. Notwithstanding the foregoing, Landlord has installed all elevators, and Sublandlord has installed the improvements listed on EXHIBIT E (the “Shell Upgrades”).
               (2) Sublandlord represents that:
                    (i) The Building Shell (including the related landscaping and hard scape), elevator, and the Shell Upgrades have been constructed in accordance the Shell Final Plans and Shell Upgrade Plans delivered to and approved by Subtenant.
                    (ii) The Building Shell and elevator and Shell Upgrades have been designed and constructed in accordance with applicable Building codes and laws, including the Americans With Disabilities Act (“ADA”) as interpreted by the applicable governmental authority which issues the building permit.
                    (iii) The Building Shell and elevator and Shell Upgrades have been constructed in a good and workmanlike manner, and of materials in accordance with specifications delivered to and approved by Subtenant.
                    (iv) To the best of Sublandlord’s actual knowledge, the Building and its in-place operating systems are in good working order and condition.

     Notwithstanding anything to the contrary herein, Sublandlord’s warranties herein with respect to the Building Shell and elevator are not warranties independent from Landlord’s warranties under the Master Lease, and Sublandlord’s sole obligation under this section, and Subtenant’s sole remedy for breach of such warranties, shall be that Sublandlord shall diligently pursue its remedies against Landlord for breach of its warranties under the Master Lease.
          B. Construction of Interior Improvements. Except for Sublandlord’s obligation to install the Tenant Improvements in accordance with the Work Letter Agreement, Sublandlord is leasing the Premises to Subtenant “as is,” without any obligation to alter, remodel, improve, or decorate any part of the Premises or Project. Sublandlord shall cause the Tenant Improvements to be completed in accordance with the terms, conditions and limitations set forth in the Work Letter Agreement.
          C. Subtenant’s Possession/Condition of Premises and Project. Sublandlord shall deliver the Premises on the Commencement Date broom-clean and free of debris or construction materials. Subtenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition, subject only to those “punch list items” noted in writing to Sublandlord within the thirty (30) day period immediately following the date on which Subtenant takes possession of such portion of the Premises.
     4. SERVICES AND UTILITIES. As of the Commencement Date (and, if applicable, during the Early Occupancy Period), Subtenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Subtenant on or about the Premises during the Term, including without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date), and (ii) penalties for discontinued interrupted service. If any utility service is not separately metered to the Premises, then Subtenant shall pay Subtenant’s Proportionate Share of the cost of such utility service with all others served by the service not separately metered. However, if Sublandlord or Landlord reasonably determine that Subtenant is using a disproportionate amount of any utility service not separately metered, then Landlord or Sublandlord at its election may (i) periodically charge Subtenant, as Additional Rent, a sum equal to Landlord’s or Sublandlord’s reasonable estimate of the cost of Subtenant’s excess use of such utility service, or (ii) install, at Subtenant’s expense, a separate meter to measure the utility service supplied to the Premises. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Sublease, and any renovation, redecoration or rehabilitation of any area of the Project shall not render Sublandlord or Landlord liable for damages to either person or property or for interruption or loss to Subtenant’s business, nor be construed as an eviction of Subtenant, nor work an abatement of any portion of Rent, nor relieve Subtenant from fulfillment of any covenant or agreement hereof; provided, however, in the event that an interruption of the Project or Building services causes the Premises to be untenantable for a period of at least ten (10) consecutive business days, monthly Rent shall be abated proportionately.

     5. ALTERATIONS.
          A. Landlord’s and Sublandlord’s Consent and Conditions. Subtenant shall not make any improvements or alterations to the Premises other than the Initial Tenant Improvements (defined in Paragraph 5.E below) (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and Sublandlord and obtaining Landlord’s and Sublandlord’s prior written consent, which shall not be unreasonably withheld, unless (a) the cost thereof is less than $50,000 per occurrence, (b) such Work does not impact the base structural components or systems of the Building, (c) such Work will not impact any other tenant’s premises, and (d) such Work is not visible from outside the Building. Provided that Sublandlord receives all necessary information and plans from Subtenant, Sublandlord agrees to respond to Subtenant’s request for Sublandlord’s prior written consent to such alterations within seven (7) business days in the case of Work costing between $50,000 and $100,000, and within ten (10) business days for Work costing over $100,000. For purposes of the $50,000 and $100,000 thresholds, Subtenant may exclude costs associated with performing alterations which are solely cosmetic in nature, such as recarpeting and repainting the Premises. However, even if Sublandlord’s or Landlord’s prior written consent is not required, Subtenant shall provide Sublandlord and Landlord with prior written notice at least seven (7) days in advance of commencing the Work so that Sublandlord and Landlord may post and record a notice of nonresponsibility or other notices deemed appropriate before the commencement of such Work. Subtenant shall pay Landlord’s and Sublandlord’s actual out-of-pocket costs incurred for reviewing of all of the plans and all other items submitted by Subtenant. Landlord and/or Sublandlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, and (b) impacts any other tenant’s premises.
     Subtenant shall pay for the cost of all Work, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work. Upon completion all Work shall become the property of Landlord, except for Subtenant’s trade fixtures and for items which Landlord requires Subtenant to remove at Subtenant’s cost at the termination of the Sublease pursuant to Section 5E.
     The following requirements shall apply to all Work:
               (1) Prior to commencement, Subtenant shall furnish to Sublandlord and Landlord building permits, certificates of insurance satisfactory to Landlord and Sublandlord, and, at Landlord’s and Sublandlord’s reasonable request, security for payment of all costs.
               (2) Subtenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.
               (3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

               (4) Subtenant shall perform all Work so as to minimize or prevent disruption to other tenants of the Building or of the Project, and Subtenant shall comply with all reasonable requests of Landlord or Sublandlord in response to complaints from other tenants.
               (5) Subtenant shall perform all Work in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Work is performed.
               (6) Subtenant shall permit Landlord and Sublandlord to observe all Work.
               (7) Upon completion, Subtenant shall furnish Landlord and Sublandlord with contractor’s affidavits and full and final statutory waivers of liens covering all labor and materials, as-built plans and specifications, and all other close-out documentation related to the Work, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at such time.
          B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) shall be damaged during the performance of the Work, Subtenant shall promptly notify Sublandlord, and Sublandlord, or Landlord at its election, shall repair such damage at Subtenant’s expense. Landlord and Sublandlord may also at any reasonable time make any repairs or alterations which Landlord or Sublandlord deems necessary for the safety or protection of the Project or the Building, or which Landlord or Sublandlord is required to make by any court or pursuant to any Governmental Requirement. The cost of any repairs made by Landlord or Sublandlord on account of Subtenant’s default, or on account of the mis-use or neglect by Subtenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Subtenant on demand.
          C. No Liens. Subtenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s or Sublandlord’s interests in the Project; any such lien or encumbrance shall attach to Subtenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Subtenant, then Subtenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Subtenant contests the lien or claim, then Subtenant shall (i) within such ten (10) day period, provide Landlord or Sublandlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Subtenant does not comply with these requirements, Landlord or Sublandlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord or Sublandlord, as the case may be, shall become Additional Rent payable by Subtenant on demand.
     D. Ownership of Improvements. All Work as defined in this Section 5, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord, Sublandlord or Subtenant, (i) shall become Landlord’s property upon installation without compensation to Subtenant, unless Landlord consents otherwise in writing, and (ii) shall at Landlord’s and Sublandlord’s option

(which shall be stated at the time Landlord and Sublandlord consent to such Work) either (a) be surrendered to Landlord with the Premises at the termination of the Sublease or of Subtenant’s right to possession, or (b) be removed in accordance with Subsection 5E below (unless Landlord and Sublandlord at the time each gives its consent to the performance of such construction expressly waives in writing the right to require such removal). In the event that this Sublease is terminated prior to the scheduled expiration date due to a default by Subtenant, Sublandlord shall have the right to remove all Tenant Improvements and Work at Subtenant’s expense.
          E. Removal Upon Termination. Upon the termination of this Sublease or Subtenant’s right of possession, Subtenant shall remove from the Premises its trade fixtures, furniture, moveable equipment and other personal property, any improvements which Landlord or Sublandlord elects shall be removed by Subtenant pursuant to Section 5D, and any improvements to any portion of the Building or Project other than the Premises. If Subtenant does not timely remove such property, then Subtenant shall be conclusively presumed to have, at Sublandlord’s election (i) conveyed such property to Sublandlord without compensation or (ii) abandoned such property, and Sublandlord may dispose of or store any part thereof in any manner at Subtenant’s sole cost, without waiving Sublandlord’s right to claim from Subtenant all expenses arising out of Subtenant’s failure to remove the property, and without liability to Subtenant or any other person. Neither Landlord nor Sublandlord shall have any duty to be a bailee of any such personal property. If Sublandlord elects abandonment, Subtenant shall pay to Sublandlord, upon demand, any expenses incurred for disposition. Notwithstanding the foregoing, Subtenant shall have no obligation to remove the Tenant Improvements to be constructed in accordance with the Work Letter (“Initial Tenant Improvements”).
     6. USE OF PREMISES.
          A. Limitation on Use. Subtenant shall use the Premises only for the Permitted Use stated in the Schedule. Subtenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s or Sublandlord’s insurance on the Project, unless Subtenant pays any additional premiums as a result of such use. Subtenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, other than those materials reasonably required for Subtenant’s Permitted Use under this Lease; provided that such materials are handled in strict accordance with all applicable Governmental Requirements. Subtenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord or Sublandlord. Subtenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. At the end of each business day, or more frequently if necessary, Subtenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Sublandlord in locations designated by Sublandlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Subtenant’s peculiar use, Subtenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building under such laws.

          B. Signs. Subtenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord and Sublandlord. Sublandlord hereby agrees that Subtenant shall have the right to place its standard name and logo sign on a Sublandlord or Landlord-installed Building monument in front of the Building and, subject to Landlord’s and Sublandlord’s reasonable approval, to place its name on a Building Directory, if any. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R’s recorded against the Project, and any sign criteria which may be established by Landlord or Sublandlord and in effect at the time, and shall be installed (and removed upon the Termination Date) at Subtenant’s expense. Subtenant, at its sole cost and expense, shall maintain such signs in good condition and repair, including the repair of any damage caused to the Building and/or Project upon the removal of such signs).
          C. Parking. Subtenant shall have the right to park in the Project’s parking facilities subject to the Master Lease in a number not to exceed the ratio of the rentable square footage of the Premises then subject to this Sublease to the rentable square footage of the facilities provided to Sublandlord under the Master Lease, upon terms and conditions as may from time to time be established by Landlord or Sublandlord. Subtenant agrees not to overburden the parking facilities (i.e., use more than its prorata share of the unallocated parking stalls available) and agrees to cooperate with Landlord and Sublandlord and other tenants in the Project in the use of the parking facilities. Under the Master Lease, Landlord has reserved the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Subtenant and the other tenants in the Project. Neither Landlord nor Sublandlord shall be liable to Subtenant, nor shall this Sublease be affected, if any parking is impaired by moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body.
          D. Prohibition Against Use of Roof and Structure of Building. Subtenant shall be prohibited from using any all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Sublease for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without the prior written consent of Landlord and Sublandlord, which consent Landlord and Sublandlord may withhold in their reasonable discretion. Subtenant shall be solely responsible for repairing any damage to the roof and or Building caused by Subtenant’s installation, operation or removal of any equipment. Upon the termination of this Sublease for any reason, Subtenant, at its sole cost and expense, shall remove any equipment from the Building and repair any damage cause to the roof or Building during such removal.
     7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Subtenant shall comply with all Governmental Requirements applying to its use of the Premises. Subtenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord or Sublandlord. The present rules and regulations promulgated by Landlord are contained in EXHIBIT B. Failure by another tenant to comply with the rules or failure by Landlord or Sublandlord to enforce them shall not relieve Subtenant of its obligation to comply with the rules or make Landlord or Sublandlord responsible to Subtenant in any way. Sublandlord shall use reasonable efforts to cause Landlord to apply the rules and regulations uniformly with respect to Subtenant and tenants in the Project. In the event of alterations and repairs performed by Subtenant, Subtenant shall comply with the provisions of Section 5 of this Sublease and any applicable “Policies, Rules and Regulations for Construction Projects” which may be established by Landlord and in effect at the time.
     8. REPAIR AND MAINTENANCE.
          A. Landlord’s Obligations. Pursuant to the terms of the Master Lease, Landlord is obligated to keep in good order, condition and repair (i) the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof (including the roof membrane), and the exterior walls of the Building (but excluding the interior surfaces of exterior walls and exterior and interior of all windows, doors, ceiling and plateglass which shall be maintained and repaired by Subtenant), (ii) the Building elevator, and (iii) the Project Common Areas, including all utilities and related utility lines and pipes outside of the Building (“Landlord’s Maintenance Obligations”), and the costs incurred by Landlord to perform the foregoing obligations with respect to the Building to the extent they are deemed “Operating Costs” (as defined in Section 2C) shall be passed through to Subtenant, except that any damage to any of the foregoing caused by the negligence or willful acts or omissions of Subtenant or of Subtenant’s agents, employees or invitees, or by reason of the failure of Subtenant to perform or comply with any terms of this Sublease, or caused by Subtenant or Subtenant’s agents, employees or contractors during the performance of any work may be repaired by Sublandlord, solely at Subtenant’s expense, or at Sublandlord’s election, such repairs shall be made by Subtenant, at Subtenant’s expense, with contractors approved by Landlord and Sublandlord. As between Sublandlord and Subtenant, Sublandlord shall be responsible for performance of Landlord’s Maintenance Obligations if Landlord fails to do so and shall be entitled to charge Subtenant the cost of such work on the terms and conditions of this Sublease. At Sublandlord’s election, except in case of roof repairs, which shall be commenced within five (5) days after notice to Sublandlord, or emergency repairs, Sublandlord may first demand in writing that Landlord perform any work required to be done by Landlord with respect to Landlord’s Maintenance Obligations, and use reasonable efforts to obtain Landlord performance. Subtenant agrees to exercise reasonable efforts to give Landlord and Sublandlord prompt notification of the need for any repairs or maintenance; provided that such notification shall not affect Landlord’s obligation to perform periodic inspections of the Project during the Lease Term. Subtenant waives the provisions of Sections 1941 and 1942 of the California Civil Code and any similar or successor law regarding Subtenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Sublease.
          B. Sublandlord’s Obligations. Sublandlord shall keep the Building Common Area, other than any portion maintained by Landlord in good order, condition and repair. Sublandlord shall also be responsible for all pest control within the Building and for trash removal from the Building. Sublandlord shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, subject to the reasonable prior written approval of Landlord, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. The costs incurred by Sublandlord to perform the foregoing obligations to the extent they are deemed “Operating Costs” (as defined in Section 2C) shall be passed through to

Subtenant and any other tenants in the Building, except that any damage to any of the foregoing caused by the negligence or willful acts or omissions of Subtenant or of Subtenant’s agents, employees or invitees, or by reason of the failure of Subtenant to perform or comply with any terms of this Sublease, or caused by Subtenant or Subtenant’s agents, employees or contractors during the performance of any work shall be repaired by Sublandlord solely at Subtenant’s expense, or at Sublandlord’s election, such repairs shall be made by Subtenant, at Subtenant’s expense, with contractors approved by Sublandlord. Subtenant agrees to exercise reasonable efforts to give Sublandlord prompt notification of the need for any repairs or maintenance; provided that such notification shall not affect Sublandlord’s obligation to perform periodic inspections of the Building during the Lease Term. Subtenant waives the provisions of Section 1941 and 1942 of the California Civil Code and any similar or successor law regarding Subtenant’s right to make repairs and deduct the expenses of such repairs from the Rent due under this Sublease.
          C. Subtenant’s Obligations. Subtenant shall at all times and at its own expense clean, keep and maintain in good order, condition and repair every part of the Premises (including Subtenant’s trade fixtures and personal property) which is not within Sublandlord’s Maintenance Obligation pursuant to Section 8B. Subtenant’s repair and maintenance obligations shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, demising walls, floors, windows (including repairing, resealing, cleaning and replacing, as necessary), doors, entrances, showcases skylights installed by Subtenant, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Landlord or Sublandlord may also perform any maintenance or repairs, at Subtenant’s expense, to the extent Subtenant fails to perform such maintenance or repairs as required herein.
     9. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.
          A. Waiver of Claims. To the extent permitted by law, Subtenant waives any claims it may have against Sublandlord or their officers, directors, employees or agents for business interruption or damage to property sustained by Subtenant as the result of any act or omission of Sublandlord, its agents, employees or invitees. To the extent permitted by law, Sublandlord waives any claims it may have against Subtenant or its officers, directors, employees or agents for loss of rents or damage to property sustained by Sublandlord as the result of any act or omission of Subtenant, its agents, employees or invitees.
          B. Indemnification. Subtenant shall indemnify, defend and hold harmless Sublandlord and Landlord and their officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Project or Building and arising from the use of the Premises or from any other act or omission or negligence of Subtenant, its employees, agents or invitees, or Subtenant’s breach of its obligations under this Sublease. Subtenant’s obligations under this section shall survive the termination of this Sublease.
     Sublandlord shall indemnify, defend and hold harmless Subtenant and its officers, directors, employees and agents against any claim by any third party for injury to any person or damage to or loss of any property occurring in the Premises caused by the negligence or intentional misconduct of Sublandlord or any of Sublandlord’s employees or agents, or Sublandlord’s breach of its obligations under this Sublease. Sublandlord’s obligations under this section shall survive the termination of this Sublease.
          C. Subtenant’s Insurance. Subtenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord or Sublandlord shall reasonably require from time to time:
               (1) Commercial general liability insurance, with (a) contractual liability including the indemnification provisions contained in this Sublease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage.
               (2) Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property. Subtenant waives all rights of subrogation, and Subtenant’s property insurance shall include a waiver of subrogation in favor of Landlord and Sublandlord.
               (3) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$1,000,000
Disease—Policy Limit	$1,000,000
Disease—Each Employee	$1,000,000
     Such insurance shall contain a waiver of subrogation provision in favor of Landlord and Sublandlord and their agents.
     Subtenant’s insurance shall be primary and not contributory to that carried by Sublandlord, or Landlord, its agents, or mortgagee, if any. Sublandlord, Landlord, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Subtenant in Sections 9C(1) and 9C(2) (for Tenant Improvements). The company or companies writing any insurance which Subtenant is required to maintain under this Sublease, as well as the form of such insurance, shall at all times be subject to Landlord’s written approval. Such insurance companies shall have a A.M. Best rating of A VI or better.
               (4) Subtenant shall cause any general contractor of Subtenant performing Work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:
                    (a) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars

($1,000,000) with respect to personal injury, death or property damage. Such policy or policies shall also cover any Work which is performed by subcontractors hired by the general contractor.
                    (b) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$1,000,000
Disease—Policy Limit	$1,000,000
Disease—Each Employee	$1,000,000
     Such insurance shall contain a waiver of subrogation provision in favor of Sublandlord, Landlord and their agents.
     Subtenant’s contractor’s insurance shall be primary and not contributory to that carried by Subtenant, Sublandlord, or Landlord, its agents or mortgagees. Subtenant, Sublandlord and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Subtenant’s contractor’s insurance policies.
          D. Insurance Certificates. Subtenant shall deliver to Landlord and Sublandlord certificates evidencing all insurance required to be maintained by Subtenant by the earlier of (a) Subtenant’s entry of the Building pursuant to Paragraph 1C, or (b) five (5) days prior to the Commencement Date, and thereafter five (5) days prior to each renewal date for such policies. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord, Sublandlord and Subtenant.
          E. Landlord’s Insurance. Pursuant to the Master Lease, Landlord shall maintain “All-Risk” property insurance at full replacement cost, including loss of rents for twelve (12) months (including taxes and insurance), on the Building, and commercial general liability insurance policies of not less that Five Million Dollars ($5,000,000.00) covering the common areas of the Project, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project, including coverage for personal injury, property damage and contractual liability endorsement. With respect to property insurance, Sublandlord and Subtenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Sublandlord, Landlord and Subtenant shall contain enforceable waiver of subrogation endorsements.
10. FIRE AND OTHER CASUALTY.
          A. Termination. If a fire or other casualty causes substantial damage to the Building, pursuant to the terms of the Master Lease, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Sublandlord the amount of time needed to restore the Building to tenantability, using standard working methods without the payment of overtime and other premiums. Sublandlord shall deliver a copy of such notice to Subtenant upon receipt. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Sublease, then either Sublandlord or Subtenant may terminate this Sublease by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, because (i) the casualty was not required to be insured against by the Master Lease and was not actually insured, or (ii) of insolvency or financial condition of Landlord’s insurance carrier, Landlord may terminate the Master Lease and this Sublease by written notice to Sublandlord. Any termination pursuant to this Section 10A shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Subtenant to that date, with an abatement for any portion of the space which has been untenantable after the casualty.
          B. Restoration. If a casualty causes damage to the Building but this Sublease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, pursuant to the Master Lease, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building subject to current Governmental Requirements. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Building Shell, and Subtenant shall, at Subtenant’s expense, replace or fully repair its damaged improvements (including any Tenant Improvements constructed within the Premises), personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Subtenant shall not be entitled to any compensation or damages from Landlord or Sublandlord for loss of the use of the Premises, damage to Subtenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Subtenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.
     11. EMINENT DOMAIN. If a part of the Premises is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Subtenant for the operation of its business, then either party may terminate this Sublease effective as of the date of the taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. If there is a temporary taking of a part of the Premises which is so substantial that the Premises cannot reasonably be used by Subtenant for the operation of its business, then Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord or Sublandlord, and Subtenant shall have no right to share in the award, except (i) for the portion of any award based on the value of the Tenant Improvements financed by Subtenant in excess of the Tenant Improvement Allowance; provided, however, that nothing contained herein shall be deemed to give Landlord or Sublandlord any interest in or require Subtenant to assign to Landlord or Sublandlord any separate award made to Subtenant for the taking of Subtenant’s personal property and trade fixtures, or its relocation costs, and (ii) in the event of a temporary taking in which there was no Rent abatement under this Sublease, then Subtenant shall be entitled to any portion of the award which was intended to compensate Sublandlord for lost rent during the period of the temporary taking. All obligations accrued to the date of the taking shall be performed by each party.
     12. RIGHTS RESERVED TO LANDLORD AND SUBLANDLORD. Landlord and Sublandlord may exercise at any time any of the following rights respecting the operation of the Project or the Building without liability to Subtenant of any kind:

          A. Name. To change the name of all or any of the Buildings or the Project; provided, however, that so long as Subtenant occupies fifty percent (50%) or more of the Building, then Sublandlord may not change, and will not consent to a change of, the name of such Building without Subtenant’s prior consent, which consent shall not be unreasonably withheld or delayed.
          B. Signs. To install, modify and/or maintain necessary and appropriate signs on the exterior and in the interior of the Building or on the Project, and to approve prior to installation, any of Subtenant’s signs in the Premises visible from the exterior of the Building.
          C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building.
          D. Keys. To retain and use passkeys to enter the Premises or any door within the Premises in accordance with Section 12E. Subtenant shall not alter or add any lock or bolt.
          E. Access. To have access to the Premises with twenty-four hour prior notice and in accordance with Subtenant’s reasonable security program procedures (except in the case of an emergency in which case Landlord and Sublandlord shall have the right to immediate access) to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by the Master Lease or this Sublease.
          F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Subtenant abandons the Premises, without relieving Subtenant of any obligation to pay Rent.
          G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Subtenant’s property. Subtenant shall move its property entirely at its own risk.
          H. Show Premises. To show the Premises to prospective purchasers, lenders, mortgagees, investors, or rating agencies at any reasonable time, or prospective tenants during the last twelve (12) months of the Term; provided that Landlord or Sublandlord, as the case may be, gives prior notice to Subtenant and does not materially interfere with Subtenant’s use of the Premises.
          I. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Sublandlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Sublandlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Subtenant within 21 days after such receipt or collection a check equal to the amount sent by Subtenant.
          J. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevator and other facilities in the Building or the Project, to open any ceiling in the

Premises, or to temporarily suspend services or use of common areas in the Building. Without limiting the foregoing, Sublandlord shall have the right to access the Premises for the installation and/or alteration of the conduit connections among the Buildings within the Project. Landlord or Sublandlord, as the case may be, may perform any such repairs or alterations during ordinary business hours, except that Subtenant may require any work in the Premises to be done after business hours if Subtenant pays Landlord or Sublandlord, as the case may be, for overtime and any other additional expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.
          K. Sublandlord’s Agents. If Subtenant is in default under this Sublease, possession of Subtenant’s funds or negotiation of Subtenant’s negotiable instrument by any of Sublandlord’ s agents shall not waive any breach by Subtenant or any remedies of Sublandlord under this Sublease.
          L. CC&R’s. Landlord may at any time promulgate and record a set of CC&R’s which will govern the access, parking, design, signage and other rights of the tenants in the Project, so long as such CC&R’s do not impose any new payment obligation on Subtenant (i.e., a dues requirement) or require Subtenant to modify any of the then existing improvements.
     13. SUBTENANT’S DEFAULT. Any of the following shall constitute a default by Subtenant:
          A. Rent Default. Subtenant fails to pay any Rent within five (5) days after notice that such payment was not paid when due, provided that Subtenant acknowledges that such notice shall be in lieu of and not in addition to any notice required to be given by Sublandlord to commence an unlawful detainer action (or similar eviction proceeding) under the then applicable law;
          B. Assignment/Sublease or Hazardous Substances Default. Subtenant defaults in its obligations under Section 18 Assignment and Sublease or Section 29 Hazardous Substances;
          C. Other Performance Default. Subtenant fails to perform any other obligation to Sublandlord under this Sublease or commits any act, or fails to perform any act, which commission or failure would constitute or cause a breach of the Master Lease, and this failure continues for thirty (30) days after written notice from Landlord or Sublandlord, except that if Subtenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Subtenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to one hundred twenty (120) days, or such lesser period as is reasonably necessary to complete the cure;
          D. Credit Default. One of the following credit defaults occurs:
               (1) Subtenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Subtenant or for any substantial part of its property, or any such proceeding is commenced against Subtenant and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Subtenant which is not fully stayed within seven (7) days after entry;
               (2) Subtenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;
               (3) Any third party obtains a levy or attachment under process of law against Subtenant’s leasehold interest; and
          E. Abandonment Default. Subtenant abandons the Premises.
     14. SUBLANDLORD REMEDIES. Upon a default, Sublandlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Sublease, to which Sublandlord may resort cumulatively or in the alternative:
          A. Sublandlord may continue this Sublease in full force and effect, and this Sublease shall continue in full force and effect as long as Sublandlord does not terminate this Sublease, and Sublandlord shall have the right to collect Rent when due.
          B. Sublandlord may enter the Premises or any part thereof and release them or any part thereof to third parties for Subtenant’s account for any period, whether shorter or longer than the remaining Term. Subtenant shall be liable immediately to Sublandlord for all costs Sublandlord incurs in reletting the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. Subtenant shall pay to Sublandlord the Rent and other sums due under this Sublease on the date the Rent is due, less the rent and other sums received by Sublandlord from any releasing. No act by Sublandlord other than giving written notice to Subtenant shall terminate this Sublease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Sublandlord’s initiative to protect Sublandlord’s interest under this Sublease shall not constitute a termination of Subtenant’s right to possession.
          C. Sublandlord may terminate this Sublease by giving Subtenant written notice of termination, in which event this Sublease shall terminate on the date for termination set forth in such notice. Subtenant shall immediately vacate the Premises and deliver possession to Sublandlord, and Sublandlord may repossess the Premises and may, at Subtenant’s sole cost, remove any of Subtenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Subtenant. On termination, Sublandlord has the right to recover from Subtenant as damages:
               (1) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus
               (2) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Subtenant proves could have been reasonably avoided; plus

               (3) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Subtenant proves could be reasonably avoided; plus
               (4) Any other amount necessary to compensate Sublandlord for all the detriment proximately caused by Subtenant’s failure to perform Subtenant’s obligations under this Sublease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Sublandlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus
               (5) At Sublandlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.
     The “worth at the time of award” of the amounts referred to in Sections 14C(1) and 14C(2) is computed by allowing interest at the maximum rate permitted by law on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 14C(3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Subtenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Subtenant is evicted or Landlord takes possession of the Premises by reason of any default of Subtenant hereunder.
          D. Sublandlord’s Remedies Cumulative. All of Sublandlord’s remedies under this Sublease shall be in addition to all other remedies Sublandlord may have at law or in equity. Waiver by Sublandlord of any breach of any obligation by Subtenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Sublandlord’s acceptance of payment by Subtenant shall not constitute a waiver of any breach by Subtenant, and if the acceptance occurs after Sublandlord’s notice to Subtenant, or termination of the Sublease or of Subtenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Sublandlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Sublandlord may advance such monies and take such other actions for Subtenant’s account as reasonably may be required to cure or mitigate any default by Subtenant. Subtenant shall immediately reimburse Sublandlord for any such advance, and such sums shall bear interest at the default interest rate until paid.
          E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS SUBLEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS SUBLEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING

TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.
          F. Litigation Costs. If either party commences litigation to enforce or interpret any provision of this Sublease, the prevailing party shall recover from the non-prevailing party its reasonable attorneys’ fees and court costs.
     15. SURRENDER. Upon the expiration or earlier termination of this Sublease for any reason, Subtenant shall surrender the Premises to Sublandlord in its condition existing as of the Commencement Date (including Building standard Tenant Improvements even if not completed as of the Commencement Date), normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, and all floors cleaned and waxed, all to the reasonable satisfaction of Sublandlord. Subtenant shall remove from the Premises all Subtenant’s personal property and all of Subtenant’s alterations required to be removed pursuant to Sections 5D and 5E (but not the Initial Tenant Improvements), and restore the Premises to its condition prior to their installation. If Subtenant fails to remove any alterations and/or Subtenant’s personal property, and such failure continues after the termination of this Sublease, Landlord or Sublandlord may retain or dispose of such property and all rights of Subtenant with respect to it shall cease, or Sublandlord may place all or any portion of such property in public storage for Subtenant’s account. Subtenant shall be liable to Sublandlord for costs of removal of any such alterations and Subtenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Sublandlord. If the Premises are not so surrendered at the termination of this Sublease, Subtenant shall indemnify Sublandlord against all loss or liability, including attorneys’ fees and costs, resulting from delay by Subtenant in so surrendering the Premises.
     16. HOLDOVER. Subtenant shall have no right to holdover possession of the Premises after the expiration or termination of this Sublease without Sublandlord’s prior written consent which Sublandlord may withhold in its sole and absolute discretion. If, however, Subtenant retains possession of any part of the Premises after the Term, Subtenant shall become a month-to-month tenant for the entire Premises upon all of the terms of this Sublease as might be applicable to such month-to-month tenancy, except that Subtenant shall pay all of Base Rent at one hundred fifty percent (150%) of the rate in effect immediately prior to such holdover, plus Operating Cost Share Rent and Tax Share Rent, computed on a monthly basis for each full or partial month Subtenant remains in possession. Subtenant shall also pay Sublandlord all of Sublandlord’s direct and consequential damages resulting from Subtenant’s holdover. No acceptance of Rent or other payments by Sublandlord under these holdover provisions shall operate as a waiver of Sublandlord’s right to regain possession or any other of Landlord’s remedies.

     17. SUBORDINATION TO GROUND LEASES AND MORTGAGES.
          A. Subordination. Landlord and Sublandlord shall have the right to cause this Sublease to be subordinate to any future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be. Subtenant shall execute and deliver, within thirty (30) days after receipt of written demand by Sublandlord or Landlord and in the form requested by Landlord or Sublandlord, provided that such form is reasonably acceptable to Subtenant, any additional documents evidencing the priority or subordination of this Sublease with respect to any such mortgage or deed of trust.
          B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, the ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project.
          C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Subtenant only to the extent the security deposit, if any, is received by such ground lessor or mortgagee.
          D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in EXHIBIT D to this Sublease (as the same may be amended from time to time by written notice to Subtenant). Subtenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Exhibit or in any later notice from Landlord to Subtenant a copy of any notice of default sent by Subtenant to Landlord or Sublandlord. If Landlord or Sublandlord fails to cure such default within the required time period under this Sublease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Subtenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.
          E. Definitions. As used in this Section 17, “mortgage” shall include “trust deed” and “deed of trust”, and “mortgagee” shall include “trustee”, “beneficiary” and the mortgagee of any ground lessee, and “ground lessor,” “mortgagee,” and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.
     18. ASSIGNMENT AND SUBLEASE.
          A. In General. Subtenant shall not, without the prior consent of Landlord and Sublandlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Subtenant’s interest in this Sublease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Subtenant’s interest in this Sublease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Subtenant and its employees to occupy any part of the Premises. Subtenant shall remain primarily liable for all of its obligations under this Sublease, notwithstanding any assignment or transfer. No consent granted by Landlord and Sublandlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Subtenant shall pay all of Landlord’s and Sublandlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Subtenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s or Sublandlord’s prior written consent shall be void. If Subtenant shall assign this Sublease to any entity other than a “Subtenant Affiliate” (as defined in Section 18E), then Subtenant’s right to extend the Term of this Sublease (as set forth in Section 31) shall be extinguished thereby and will not be transferred to the assignee, all such rights being personal to the Subtenant named herein.
          B. Sublandlord’s Consent. Sublandlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord or Sublandlord to withhold its consent to any assignment or sublease if (i) Subtenant is in default under this Sublease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord or Sublandlord, (iv) in the reasonable judgment of Landlord or Sublandlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is inconsistent with the character of the Project as a first class business park or would violate the terms of this Sublease or the Master Lease, or (v) the proposed assignee or subtenant is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord or Sublandlord to withhold its consent.
          C. Procedure. Subtenant shall notify Landlord and Sublandlord of any proposed assignment or sub-sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or sub-subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, and sufficient information to permit Landlord and Sublandlord to determine the financial responsibility and character of the proposed assignee or sub-subtenant. As a condition to any effective assignment of this Sublease, the assignee shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the assignment, an assumption of all of the obligations of Subtenant under this Sublease. As a condition to any effective sub-sublease, sub-subtenant shall execute and deliver in form satisfactory to Sublandlord prior to the effective date of the sublease, an agreement to comply with all of Subtenant’s applicable obligations under this Sublease, and at Sublandlord’s option, an agreement (except for the economic obligations which sub-subtenant will undertake directly to Subtenant) to attorn to Sublandlord under the terms of the sublease in the event this Sublease terminates before the sub-sublease expires. Any proposed sublease shall be subject to the terms and conditions of Section 19D below.
          D. Excess Payments. If Subtenant shall assign this Sublease or sub-sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sub-sublet, then Subtenant shall pay to Sublandlord as Additional Rent fifty percent (50%) of any such excess immediately upon receipt; provided that Subtenant shall be first entitled to recover the reasonable costs actually incurred by Subtenant in connection with the sub-sublet for leasing commissions, interior improvements and attorneys’ fees.
          E. Recapture Rights.
               (1) If at any time during the Term of this Sublease, Subtenant desires to sub-sublease all or a portion of the Premises (the “Proposed Sub-Sublease Space”), Subtenant shall notify Sublandlord of its intention (“Subtenant’s Notice”), including proposed terms and conditions for such sub-sublease if such Subtenant’s Notice is given pursuant to Section 18.E.3 of this Sublease.
               (2) If such proposed sub-sublease is for substantially the balance of the term of this Sublease, Sublandlord shall have seven (7) days after receipt of Subtenant’s Notice to notify Subtenant in writing of Sublandlord’s election to terminate this Sublease with respect to the Proposed Sub-Sublease Space. If, however, Sublandlord fails to notify Subtenant of Sublandlord’s election to terminate this Sublease, Sublandlord shall be deemed to have waived its right to recapture the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party without further notice to Sublandlord. For purposes of this provision, for “substantially the balance of the term of this Sublease” shall mean that less than six (6) months remain of the term of the Sublease.
               (3) If the Proposed Sub-sublease Space is not subject to “recapture” under 19.E.2, Sublandlord shall have seven (7) days after receipt of Subtenant’s Notice to notify Subtenant in writing of Sublandlord’s election to lease the Proposed Sub-Sublease Space on the terms stated in Subtenant’s Notice. If Sublandlord notifies Subtenant within such seven-day period of Sublandlord’s desire to lease the Proposed Sub-Sublease Space, Subtenant and Sublandlord shall enter into a lease on the proposed terms an conditions stated in Subtenant’s Notice. If, however, Sublandlord fails to notify Subtenant of Sublandlord’s election to lease the Proposed Sub-Sublease Space within such seven-day period or, if Subtenant and Sublandlord, through no fault of Subtenant, fail to execute a lease within thirty (30) days after the date of Sublandlord’s notice to Subtenant, Sublandlord shall be deemed to have waived its right to lease the Proposed Sub-Sublease Space at such time and Subtenant shall have the right to lease the Proposed Sub-Sublease Space to the third party on substantially the terms stated in Subtenant’s Notice without further notice to Sublandlord.
          F. Assignment to Affiliates. If no default on the part of Subtenant has occurred and is continuing, Subtenant may assign this Sublease or sublet any portion of the Premises to a parent or subsidiary of Subtenant, or to an entity into which Subtenant is merged or consolidated or to an entity to which substantially all of tenant’s assets are transferred (collectively, “Subtenant Affiliate”), without first obtaining Sublandlord’s written consent, if Subtenant notifies Sublandlord at least ten (10) business days prior to the proposed transaction, providing information satisfactory to Sublandlord in order to determine the net worth both of the successor entity and of Subtenant immediately prior to such assignment, and showing the net worth of the successor to be at least equal to the net worth of Subtenant.
     19. CONVEYANCE BY SUBLANDLORD OR LANDLORD. If Landlord or Sublandlord shall at any time transfer its interest in the Project or this Sublease, Landlord or

Sublandlord, as the case may be, shall be released of any obligations occurring after such transfer, except the obligation to return to Subtenant any security deposit not delivered to its transferee, and Subtenant shall look solely to Landlord’s or Sublandlord’s successors, as the case may be, for performance of such obligations. This Sublease shall not be affected by any such transfer.
     20. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Sublease as amended to date is in full force and effect, that the Subtenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Sublandlord, and the amount of any security deposit. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Sublease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.
     21. FINANCIAL STATEMENTS. Within ten (10) days after Sublandlord’s written request therefor, Subtenant shall deliver to Sublandlord copies of Subtenant’s most recent publicly reported financial statements.
     22. LEASE DEPOSIT.
          A. Advance Rent Deposit. Subtenant shall deposit with Sublandlord on the date Subtenant executes and delivers this Sublease to Sublandlord the cash sum of Forty-Two Thousand Nine Hundred and No/100ths Dollars ($42,900.00) as the Advance Rent Deposit. The Advance Rent Deposit shall be applied by Sublandlord against the first month’s Base Rent payable hereunder.
          B. Security Deposit. Upon execution of this Sublease, Subtenant shall provide Sublandlord an irrevocable letter of credit, in the form of EXHIBIT F and otherwise approved by Sublandlord in the amount of Three Hundred Thousand Dollars ($300,000.00), issued by a bank approved by Sublandlord, and with an expiry date of no earlier than February 28, 2002 (or the last day of the 37th month of the Term if that is later). If no monetary default by Subtenant occurs prior to February 1, 2002, Subtenant may substitute a letter of credit, satisfying the same conditions, in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) with an expiry date no later than the last day of the month following expiration of the Term, and upon delivery of the Substitute Letter of Credit, the initial letter of credit shall be returned. If subtenant exercises its option to extend the term, Subtenant shall replace the then letter of credit with a letter of credit in the amount of Seventy Thousand One Hundred Sixty-Two and 20/100ths Dollars ($70,162.20) plus the then monthly estimated total of Landlord Operating Costs and

Taxes and Sublandlord Operating Costs allocated to the Premises and satisfying the same conditions with an expiry date no earlier than the last day of the month following expiration of the extended term. The letter of credit shall provide for partial draws and shall require only a written statement from Sublandlord that it is being drawn upon in connection with this Sublease. The letter of credit or any proceeds realized by draw thereon shall be security for Subtenant’s faithful performance of Subtenant’s obligations hereunder. If Subtenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublandlord may draw upon the letter of credit, at Sublandlord’s election, in the amount of such default, and if Subtenant fails to accept delivery of the Premises or fails to commence to pay Rent on the Commencement Date for the Premises, Sublandlord may draw upon the letter of credit to the full extent thereof, Sublandlord shall hold any amount realized by draw upon the letter of credit as a security deposit (the “deposit”). Sublandlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of said deposit, Subtenant shall within ten (10) days after written demand therefor deposit cash with Sublandlord in an amount sufficient to restore said deposit to the full amount hereinabove stated and Subtenant’s failure to do so shall be a breach of this Sublease. Sublandlord shall not be required to keep said deposit separate from its general accounts. If Subtenant performs all of Subtenant’s obligations hereunder, said letter of credit, or if it has been drawn upon, such deposit or so much thereof as had not theretofore been applied by Sublandlord, shall be returned without payment of interest for its use, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within ten (10) days after the expiration of the term hereof or ten (10) days after the date Subtenant has vacated the Premises, whichever is later.
     23. FORCE MAJEURE. Neither Sublandlord or Subtenant shall be in default under this Sublease to the extent that party is unable to perform any of its obligations on account of any strike or labor problem, equipment, material, supplies or energy shortages (i.e., such items cannot be obtained at normal costs within a reasonable time because of limited availability), governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of the party required to act (provided that the foregoing shall not apply to any monetary obligation) (“Force Majeure”).
     24. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Sublease, shall be given in writing, mailed or personally delivered as follows:
          A. Sublandlord. To Sublandlord as follows:
Applied Materials, Inc.
Global Real Estate and Facilities
3050 Bowers Avenue, M/S 2753
Santa Clara, California 95054
Attention: Real Estate Manager

or to such other person at such other address as Sublandlord may designate by notice to Subtenant.
          B. Subtenant. To Subtenant as follows:
Shoreline Teleworks
960 Stewart Drive, 1st Floor
Sunnyvale, CA 94086
Attn:
or to such other person at such other address as Subtenant may designate by notice to Sublandlord.
Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.
     25. QUIET POSSESSION. So long as Subtenant shall perform all of its obligations under this Sublease, Subtenant shall enjoy peaceful and quiet possession of the Premises, subject to all of the terms of this Sublease.
     26. REAL ESTATE BROKERS. Subtenant and Sublandlord each represent that it has not dealt with any real estate broker with respect to this Sublease except for the brokers listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Sublease. Subtenant and Sublandlord shall each indemnify and defend the other against any claims by any other broker or third party for any payment of any kind in connection with this Sublease whose claim is based upon the acts or agreements of the indemnifying party. Sublandlord shall pay the brokers identified in the Schedule a commission for this Sublease and for any extension thereof pursuant to Section 32 pursuant to a separate agreement to be entered into between Sublandlord and such brokers or among such brokers.
     27. MISCELLANEOUS.
          A. Successors and Assigns. Subject to the limits on Subtenant’s assignment contained in Section 18, the provisions of this Sublease shall be binding upon and inure to the benefit of all successors and assigns of Sublandlord and Subtenant.
          B. Date Payments Are Due. Except for payments to be made by Subtenant under this Sublease which are due upon demand, Subtenant shall pay to Sublandlord any amount for which Sublandlord renders a statement of account within thirty (30) days of Subtenant’s receipt of Sublandlord’s statement.
          C. Meaning of “Sublandlord,” “Landlord”, “Re-Entry,” “including” and “Affiliate”. The term “Sublandlord” means only the owner of the Sublandlord’s interest in this Sublease from time to time. The term “Landlord” means only the owner of the Project and the lessor’s interest in the Master Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.
          D. Time of the Essence. Time is of the essence of each provision of this Sublease.
          E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties.
          F. Severability. The unenforceability of any provision of this Sublease shall not affect any other provision.
          G. Governing Law. This Sublease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.
          H. No Oral Modification. No modification of this Sublease shall be effective unless it is a written modification signed by both parties.
          I. Sublandlord’s Right to Cure. If Sublandlord breaches any of its obligations under this Sublease, Subtenant shall notify Sublandlord in writing and shall take no action respecting such breach so long as Sublandlord promptly begins to cure the breach and diligently pursues such cure to its completion. Sublandlord may cure any default by Subtenant; any expenses incurred shall become Additional Rent due from Subtenant on demand by Sublandlord.
          J. Captions. The captions used in this Sublease shall have no effect on the construction of this Sublease.
          K. Authority. Sublandlord and Subtenant each represents to the other that it has full power and authority to execute and perform this Sublease.
          L. Sublandlord’s Enforcement of Remedies. Sublandlord may enforce any of its remedies under this Sublease either in its own name or through an agent.
          M. Entire Agreement. This Sublease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Sublease.
          N. Sublandlord’s Title. Landlord’s title and Sublandlord’s interest under the Master Lease shall always be paramount to the interest of Subtenant, and nothing in this Sublease shall empower Subtenant to do anything which might in any way impair Landlord’s title or Sublandlord’s interest under the Master Lease.

          O. Light and Air Rights. Neither Landlord nor Sublandlord has granted by this Sublease any rights to light and air in connection with Project.
          P. Singular and Plural. Wherever appropriate in this Sublease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Sublandlord or Subtenant, then the relevant term shall refer to both parties together.
          Q. Exclusivity. Sublandlord does not grant to Subtenant in this Sublease any exclusive right except the right to occupy its Premises.
          R. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Sublease.
          S. Survival. All obligations of Sublandlord and Subtenant under this Sublease shall survive the termination of this Sublease.
          T. Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Subtenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.
          U. Building Manager and Service Providers. Sublandlord may perform any of its obligations under this Sublease through its employees or third parties hired by the Sublandlord.
          V. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 13A, if Subtenant fails to pay any installment of Rent or other charge to be paid by Subtenant pursuant to this Sublease within five (5) business days after the same became due and payable (collectively referred to herein as a “Late Payment”), then Subtenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such Late Payment or $250 (“Late Charge”). In addition, interest shall be paid by Subtenant to Sublandlord on any Late Payments of Rent from the date due until paid at the rate provided in Section 2D(2) (“Late Interest”). Such Late Charge and Late Interest shall constitute Additional Rent due and payable by Subtenant to Sublandlord upon the date of payment of the Late Payment. Notwithstanding the foregoing, Subtenant shall not be liable for any Late Charge or Late Interest for the first Late Payment during any calendar year so long as Sublandlord receives such Late Payment within five (5) days of Subtenant’s receipt of Sublandlord’s written notice for the same. If Sublandlord does not receive Subtenant’s Late Payment within such five (5) day period, then Subtenant shall also be liable for the Late Charge and Late Interest as described above.
     28. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Subtenant to Landlord under this Sublease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Subtenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Subtenant to make more payments or accept fewer services from Landlord, than this Sublease provides.

     29. HAZARDOUS SUBSTANCES.
          A. Subtenant’s Environmental Indemnity. Subtenant shall not cause or permit any Hazardous Substances to be brought upon, stored, or used in, on or under the Project other than such quantities of Hazardous Substances as are customary and reasonably necessary for the conduct of the Permitted Uses listed in the Schedule to this Sublease, and which are listed in the Hazardous Materials Inventory Sheets (collectively, the “HMIS”) to be attached hereto as EXHIBIT G after approval by Landlord and Sublandlord, unless Landlord and Sublandlord have consented in writing to the storage or use of such Hazardous Substances, which consent shall not be unreasonably withheld by Sublandlord. Subtenant shall also provide Landlord and Sublandlord with copies of all documents or information provided to or documents, information or permits received from applicable governmental agencies to the extent they relate to the use, transportation, disposal or storage of Hazardous Substances at the Premises, including any HMIS’s, Material Safety Data Sheets, discharge permits, Hazardous Materials Management Plans and transportation manifests. Subtenant shall not cause or permit any Hazardous Substances to be produced, discharged or disposed of in, on or under the Project. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Subtenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Subtenant shall indemnify, defend and hold Landlord and Sublandlord harmless from and against any liabilities, claims, damages, penalties, fines, attorneys’ fees and court costs, remediation costs, investigation costs and any other expenses which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Subtenant, its agents, employees, contractors or invitees. Sublandlord shall notify Subtenant in writing promptly upon receipt of notice of any claim to which the indemnification set forth herein may apply. Sublandlord shall reasonably cooperate with Subtenant in the course of Subtenant’s defense and indemnification as provided hereunder. Subtenant shall have the right to settle any claim to which this paragraph may apply, subject to Sublandlord’s consent, which shall not be unreasonably withheld.
          B. “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.
          C. Pre-existing Contamination. Subtenant hereby acknowledges that Sublandlord has informed Subtenant that certain chlorinated volatile organic compounds are present in the groundwater under the Land as of the date of this Sublease (“Pre-Existing Contamination”). Subtenant hereby covenants for the benefit of Landlord and Sublandlord that it will not use or store any chlorinated volatile organic compounds on the Premises or within the Project.
     Subtenant agrees and acknowledges that: (i) neither Sublandlord nor any of Sublandlord’s representatives have made any representations or warranties about the environmental condition of the Land or the accuracy or completeness of any environmental reports made available to Subtenant regarding the Land; (ii) it has had ample time and access to the Land, to review the environmental condition of the Land and to conduct any tests which Subtenant may deem desirable in connection with this Sublease; (iii) it is sophisticated, knowledgeable and experienced in the analysis of environmental matters and that Subtenant has entered into this Sublease with the intention of making and relying upon its own (or its experts’) investigation of the environmental condition of the Land; and (iv) Subtenant is not relying upon any representations or warranties purportedly made by Sublandlord or anyone acting or claiming to act on Landlord’s behalf concerning the Land.
          D. Sublandlord’s Environmental Indemnity. Subject to the terms, conditions and limitations set forth below and except to the extent such contamination was caused, exacerbated, or contributed to by Subtenant, or Subtenant’s employees, agents, contractors or invitees, Sublandlord shall indemnify Subtenant from and against any liability, claims, damages, penalties, fines, attorneys’ fees and costs, remediation costs, investigation costs and other expenses arising from any use, storage, treatment, transportation, release or disposal of Hazardous Substances on or about the Project by Sublandlord, its agents, contractors, employees or invitees. For purposes of the preceding sentence, the term “Sublandlord’s contractors” excludes Landlord under the Master Lease. Sublandlord’s liability under the foregoing indemnity (i) is personal to Subtenant and may not be assigned to or relied upon by any third party without Sublandlord’s prior written consent, which may be withheld in Sublandlord’s sole and absolute discretion, (ii) is limited to Subtenant’s actual, out of pocket costs incurred in complying with any applicable state or federal agencies relating to the remediation, removal, disposal or monitoring (“Compliance Order”), and to reasonable consultants fees and costs and reasonable attorneys’ fees and costs incurred in defending against a proposed Compliance Order, so long as Sublandlord may select the attorney to defend Subtenant and have sole authority to make all settlement and other decisions in regard to the proceedings, including the decision whether to challenge the Compliance Order (and any related order or action) by appeal or court challenge, and (iii) specifically excludes any claims, costs, damages or losses for personal injury, property damage, punitive damages, damage to business, lost profits or consequential damages incurred by Subtenant or any third party.
     30. EXCULPATION. Landlord shall have no personal liability under this Sublease. Sublandlord shall have no personal liability under this Sublease; its liability shall be limited to its equity interest in the Master Lease, and shall not extend to any other property or assets of the Sublandlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord or Sublandlord be personally liable for any of Landlord’s or Sublandlord’s obligations hereunder. The foregoing limitation shall not limit Sublandlord’s liability pursuant to the indemnity obligation under Sections 9B and 29D (collectively the “Indemnity Obligations”).
     31. EXTENSION OPTION. Subject to Subsection B below, Subtenant may at its option extend the Term of this Lease for one period of approximately three (3) years and four (4) months, expiring September 30, 2007. Such period is called the “Renewal Term”. The Renewal Term shall be upon the same terms contained in this Sublease, except that (i) Sublandlord shall have no obligation to provide Subtenant with any Tenant Improvement Allowances in connection with the Renewal Term, (ii) the Base Rent during the Renewal Term shall be as set forth below, and (iii) any reference in the Sublease to the “Term” of the Sublease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Subtenant shall have no additional extension options.
          A. The Base Rent through and including the eight (8) month of the Renewal Term (the seventy second (72nd) month of the Term as extended) shall be Seventy Thousand One Hundred Sixteen and 20/100ths Dollars ($70,116.20) (calculated at $2.20 per square foot per month). The Base Rent commencing with the seventy third (73rd) month shall be $2.25 per square foot per month, and shall be increased by $0.05 per square foot per month on each anniversary of the Commencement Date during the Renewal Term.
          B. To exercise the option, Subtenant must deliver a binding notice to Sublandlord not sooner than eight (8) months nor later than six (6) months prior to the expiration of the initial Term of this Sublease. If Subtenant fails to timely give its notice of exercise, Subtenant will be deemed to have waived its option to extend.
          C. Subtenant’s option to extend this Sublease is subject to the conditions that: (i) on the date that Subtenant delivers its binding notice exercising an option to extend, Subtenant is not in default under this Sublease after the expiration of any applicable notice and cure periods, and (ii) Subtenant shall not have assigned the Sublease to any party.
     32. RIGHT OF FIRST OFFER. If upon expiration or earlier termination (of the initial term or renewal term, if extended) of any sublease for the second (2nd) floor of the Building, Sublandlord desires to sublease any space in the second floor (the “Proposed Sublease Space”), Sublandlord shall notify Subtenant in writing of the proposed terms and conditions for such sub-sublease (“Sublandlord’s Notice”). Subtenant shall have seven (7) days after receipt of Sublandlord’s Notice to notify Sublandlord in writing of Sublandlord’s election to lease the Proposed Sublease Space on the terms stated in Sublandlord’s Notice. If Subtenant notifies Sublandlord within such seven-day period of Subtenant’s desire to lease the Proposed Sublease Space, Subtenant and Sublandlord shall enter into a lease on the proposed terms an conditions stated in Sublandlord’s Notice. If, however, Subtenant fails to notify Sublandlord of Subtenant’s election to lease the Proposed Sublease Space within such seven-day period or, if Sublandlord and Subtenant, through no fault of Sublandlord, fail to execute a lease within thirty (30) days after the date of Subtenant’s notice to Sublandlord, Subtenant shall be deemed to have waived its right to lease the Proposed Sublease Space at such time and Sublandlord shall have the right to lease the Proposed Sublease Space to any third party on substantially the terms stated in Sublandlord’s Notice without further notice to Subtenant.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease.
SUBLANDLORD:

APPLIED MATERIALS, INC.,
a Delaware corporation

By:	/s/ Thomas M. Rohrs	/s/ Joseph R. Brunson

Print Name: Thomas Rohrs		Joseph R. Brunson
Print Title:		Senior Vice President, CFO

SUBTENANT:

SHORELINE TELEWORKS,
a California corporation

By:	/s/ John Fazio

Print Name: John Fazio
Print Title: President & CEO

FIRST AMENDMENT TO SUBLEASE
     THIS FIRST AMENDMENT TO SUBLEASE (this “Amendment”) is dated and effective as of November 6, 2003, between Applied Materials, Inc., a Delaware corporation (“Sublandlord”) and Shoreline Communications, Inc., a California corporation (“Subtenant”).
RECITALS
     A. Sublandlord and Subtenant (then known as Shoreline Teleworks, Inc.) entered into that certain Sublease dated October ___, 1998 (the “Sublease”) for the first floor of Building G, 960 Stewart Drive, Sunnyvale, California (the “Premises”) as described in the Sublease.
     B. Sublandlord and Subtenant desire to amend the Sublease as set forth herein.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Sublandlord and Subtenant agree to amend the Sublease as set forth herein.
     1. Amendment to Section 1 of the Schedule. The name of the Subtenant is Shoreline Communications, Inc.
     2. Amendment to Section 11 of the Schedule. Section 11 of the Schedule shall be amended to read in its entirety as follows:
11.	Term: Commencing on the Commencement Date and expiring September 30, 2007.
     3. Amendment to Section 13 of the Schedule. Section 13 of the Schedule is hereby deleted and replaced with the following to read in its entirety as follows:
     Base Rent:

Months	Monthly/Square Foot	Monthly Base Rent
2/1/1999 - 1/31/2000	$1.95	$42,900.00
2/1/2000 - 10/31/2000	$2.00	$50,000.00
11/1/2000 - 1/31/2001	$2.00	$63,782.00
2/1/2001 - 1/31/2/2002	$2.05	$65,376.55
2/1/2002 - 1/31//2003	$2.10	$66,971.10
2/1/2003 - 4/30/2003	$2.15	$68,566.65
5/1/2003 - 5/14/2003	$2.15	$30,965.58	*
5/15/2003 - 5/14/2004	$1.10	$35,080.10
5/15/2044 - 5/14/2005	$1.13	$36,036.83
5/15/2005 - 5/14/2006	$1.16	$36,993.56
5/15/2006 - 5/14/2007	$1.19	$37,950.29
5/15/2007 - 9/30/2007	$1.22	$38,907.02

*	Monthly Base Rent prorated for partial month of May 1 through May 14

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Base Rent previously paid for the period May 15, 2003 through September 30, 2003 in excess of the amounts stated above shall be credited against installments of Base Rent as they become due, commencing with the Base Rent due October 1, 2003.
     4. Deletion of Section 31 of the Sublease. Section 31 “Extension Option” of the Sublease is hereby deleted in its entirety.
     5. Affirmation. As amended herein, the Sublease is and remains in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

“Sublandlord”		“Subtenant”

APPLIED MATERIALS, INC., a Delaware corporation		SHORELINE COMMUNICATIONS, INC., a California corporation

By:	/s/ Carter Lake	By:	/s/ John Finegan

Print Name: Carter Lake		Print Name: John Finegan

Its: Senior Director		Its: CFO
Global Real Estate & Facilities

Date: November 7, 2003		Date:

By:

Print Name:

Its:

Date:

2

FIRST AMENDMENT TO SUBLEASE CONSENT AND AGREEMENT
     This FIRST AMENDMENT TO SUBLEASE CONSENT AND AGREEMENT (“Amendment”), dated for reference purposes only as of ___, 2003, is made by and among CARRAMERICA REALTY CORPORATION, a Maryland corporation (“Landlord”), APPLIED MATERIALS, INC., a Delaware corporation (“Tenant”), and SHORELINE COMMUNICATIONS, INC., a California corporation, as successor in interest to Shoreline Teleworks, a California corporation (“Subtenant”).
RECITALS:
     A. Landlord and Tenant have heretofore entered into a Lease, dated September 9, 1997 (hereinafter the “Master Lease”) for premises (hereinafter the “Premises”) in Buildings A through G comprising the project commonly known as the Oakmead West Buildings Project, located in Sunnyvale, California.
     B. On or about. November 5, 1998, Tenant and Subtenant entered into a Sublease (the “Sublease”), pursuant to which Tenant subleases portions of Building G, consisting of approximately 31,891 square feet (the “Subleased Premises”). On or about November 5, 1998, Landlord consented to the Sublease pursuant to a certain Sublease Consent and Agreement (the “Original Sublease Consent”).
     C. Tenant and Subtenant desire to extend the term of the Sublease from May 31, 2004 to September 30, 2007, and to adjust the Base Rent due under the Sublease, pursuant to the proposed First Amendment to Sublease Agreement dates November 6, 2003 between Tenant and Subtenant (the “First Amendment to Sublease”) a copy of which is attached hereto as Exhibit A.
     D. Landlord is wiling to consent to the First Amendment to Sublease upon the terms and conditions set forth below.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing and the covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Landlord’ Consent. Landlord hereby consents to the First Amendment to Sublease in the form attached hereto as Exhibit A. The Sublease shall not be further amended or modified without the prior written consent of Landlord. This consent is granted only upon the terms and conditions of this Amendment, and Tenant and Subtenant hereby agree to each of such terms and conditions. From and after the effective date of this Amendment, all references to the “Sublease” in the Original Sublease Consent shall be deemed to refer to the Sublease, as amended by the First Amendment to Sublease.
     2. Conditions to Landlord’s Consent. Landlord’s consent to the First Amendment to Sublease is expressly conditioned on Tenant’s reimbursement of Landlord for all of Landlord’s attorneys’ fees and other expenses incurred in connection with this Amendment (collectively, “Transfer-Related Costs”). Tenant shall reimburse Landlord for the Transfer-Related Costs incurred by Landlord within ten (10) days following Tenant’s receipt of an invoice.
     3. Representations of Tenant and Subtenant.

1

          3.1 Tenant and Subtenant represent and warrant to Landlord that a true copy of the First Amendment to Sublease, and all exhibits, addendum, amendments, modifications and supplements thereto, is attached hereto as Exhibit A.
          3.2 Tenant and Subtenant represent and warrant to Landlord that, except as set forth in the First Amendment to Sublease, Subtenant is not paying to Tenant any rent, additional rent or other consideration whatsoever in connection with the First Amendment to Sublease (including, but not limited to, payments for Tenant’s assets, trade fixtures, equipment and/or other equity ownership of Tenant.)
          3.3 Tenant and Subtenant represent and warrant that Landlord will not be liable for any brokerage commission or finder’s fee in connection with the consummation of the First Amendment to Sublease of this Amendment. Tenant and Subtenant, jointly and severally, shall protect, indemnify, defend and hold Landlord harmless from and against any claims for any such commissions, fees or costs, and for all costs, expenses and liabilities incurred in connection with such claims, including, without limitation, attorneys’ fees and costs.
     4. Miscellaneous.
          4.1 Unless the context clearly requires otherwise, all capitalized terms used herein shall have the defined meanings ascribed to them in the Original Sublease Consent.
          4.2 Except as modified by this Amendment. all of the terms, conditions and provisions of the Original Sublease Consent shall remain in full force and effect and are hereby ratified and confirmed.
          4.3 To the extent the terms of the Original Sublease Consent and this Amendment are inconsistent, the terms of this Amendment shall control.
          4.4 The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Original Sublease Consent on the terms and editions contained herein, and Landlord’s consent hereunder shall not be effective until Landlord has received a copy of this Amendment, fully executed with original signatures of Tenant and Subtenant thereon. By executing and delivering this Amendment, the person or parsons signing on behalf of Tenant and Subtenant represent and warrant that they have the requisite authority to bind their respective party.
          4.5 This Amendment contains the entire agreement of the parties hereto with respect to the subject matter hereof. It is understood that there are no oral agreements between the parties affecting the Original Sublease Consent as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between the parties and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Original Sublease Comment as amended hereby.
[signatures on following page]

2

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates set forth under their respective signatures below.

LANDLORD			TENANT

CARRAMERICA REALTY CORPORATION, a Maryland corporation			APPLIED MATERIALS, INC., a Delaware corporation

By:	/s/	Christopher Peatrass	By:	/s/	Carter Lake

Name: Christopher Peatrass			Name: Carter Lake

Title: Managing Director			Title: Senior Director Global Real Estate & Facilities

Date: 12/6/03			Date:11/13/03

SUBTENANT

SHORELINE COMMUNICATIONS, INC., a California corporation

By:		/s/ John Finegan

Name:		John Finegan

Title:		CFO

Date:		11/12/03

3

EXHIBIT A
FIRST AMENDMENT TO SUBLEASE AGREEMENT
See Attached

Applied Materials Rent Reconciliation

	Rent paid	New rent	Monthly Diff		Cum Diff
May-03	$68,565.65	$35,080.10		$16,742.78	$16,742.78	@50%
Jun-03	$68,565.65	$35,080.10		$33,485.55	$50,228.33
Jul-03	$68,565.65	$35,080.10		$33,485.55	$83,713.88
Aug-03	$68,565.65	$35,080.10		$33,485.55	$117,199.43
Sep-03	$68,565.65	$35,080.10		$33,485.55	$150,684.98
Oct-03	$0.00	$35,080.10	-$	35,080.10	$115,604.88
Nov-03	$0.00	$35,080.10	-$	35,080.10	$80,524.78
Dec-03	$0.00	$35,080.10	-$	35,080.10	$45,444.68
Jan-04	$0.00	$35,080.10	-$	35,080.10	$10,364.58
Feb-04	$24,715.53	$35,080.10	-$	10,364.58	$0.00
Mar-04	$35,080.10	$35,080.10		$0.00	$0.00

2

SECOND AMENDMENT TO SUBLEASE
     THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is dated and effective as of September 12, 2005, between Applied Materials, Inc., a Delaware corporation (“Sublandlord”) and Shortel, Inc. (formerly known as Shorline Communications, Inc.), a California corporation (“Subtenant”).
RECITALS
     A. Sublandlord and Subtenant (then known as Shoreline Teleworks, Inc.) entered into that certain Sublease dated October ___, 1998, as amended by the First Amendment To Sublease dated as of November 6, 2003 (together, the “Sublease”) for the first floor of Building G, 960 Stewart Drive, Sunnyvale, California (the “Premises”) as described in the Sublease. Capitalized terms not defined in this Second Amendment shall have the meanings given in the Sublease.
     B. Sublandlord and Subtenant desire to amend the Sublease to add the second floor of the Building to the Premises, on terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Sublandlord and Subtenant agree to amend the Sublease as set forth herein.
     1. Amendment to Section 1 of the Schedule. The name of the Subtenant is Shoretel, Inc.
     2. Amendment to Sections 2, 3, and 4 of the Schedule. Sections 2, 3 and 4 of the Schedule shall be amended to read in its entirety as follows:
     2. Premises: The “Premises” means and includes the portions of the first floor of Building G (the “Building”), 960 Stewart Drive, Sunnyvale, California, designated Area A, Area B, and Area C on Exhibit A-2 attached hereto, occupied by Tenant at any time during the Term of this Sublease, together with (1) a nonexclusive right, in common with other tenants of the Building, to use the Building Common Areas, and (2) a nonexclusive right, in common with other tenants of the Project, to use the Project Common Areas subject to the Master Lease. Commencing October 1, 2005, the “Premises” means and includes the first floor and second floor of the Building, together with a nonexclusive right, in common with other tenants of the Project, to use the Project Common Areas subject to the Master Lease.

3.	Rentable Square Footage of the Premises:	31,891 sq. ft.
	Commencing October 1, 2005	63,781 sq. ft.
     4. Subtenant’s Proportionate Share: The Percentage listed below for Landlord’s Operating Costs and Taxes and Sublandlord’s Operating Costs allocated to the Building, plus the Percentage listed below for Landlord’s Operating Costs and Taxes but not allocated to specific Buildings by Landlord.

1

	Proportionate Share		Proportionate Share
	for Building		for Project*
Area A	34.49%		5.16%
Area A + Area B	39.20%		5.87%
Area A + Area B + Area C	50%		7.49%
Second Floor	50	%***	14.28	%**, ***

*	This percentage (7.49%) represents the ratio of the square footage of the Premises to the aggregate square footage of all Buildings in the Project. As the aggregate square footage of all Buildings subject to the Master Lease declines, this percentage may be adjusted to a percentage equal to the ratio of the square footage of the Premises to the aggregate square footage of the Buildings then subject to the Master Lease, but the revised percentage would apply only against the Landlord Operating Costs allocated to all Buildings then subject to the Master Lease but not to any one Building.

**	As of October 1, 2005, representing Proportionate Share of Buildings in the Project remaining subject to the Master Lease. Commencing October 6, 2005, 29.40% of a reduced square footage subject to the Master Lease.

***	Second Floor monthly rent is a gross rent and Sublandlord is responsible for Building Operating Costs and Landlord’s Operating Costs and Taxes allocated to the Second Floor of the Building. Thus, the square footage of the second floor is not included in the Proportionate Share calculations.
     3. Amendment to Section 10 of the Schedule. Section 10 of the Schedule shall be amended to read in its entirety as follows:

10. Commencement Date:	Area A	Approximately February 1, 1999
	Area B	Approximately February 1, 2000
	Area C	Approximately October 1, 2000
	Second Floor	Approximately October 1, 2005
See Paragraph 1.A.
     4. Amendment to Section 13 of the Schedule. Section 13 of the Schedule is hereby deleted and replaced with the following to read in its entirety as follows:

2

Base Rent:

Months	Monthly/Square Foot	Monthly Base Rent
2/1/1999 – 1/31/2000	$1.95	$42,900.00
2/1/2000 – 10/31/2000	$2.00	$50,000.00
11/1/2000 – 1/31/2001	$2.00	$63,782.00
2/1/2001 – 1/31/2/2002	$2.05	$65,376.55
2/1/2002 – 1/31//2003	$2.10	$66,971.10
2/1/2003 – 4/30/2003	$2.15	$68,566.65
5/1/2003 – 5/14/2003	$2.15	$30,965.58	*
5/15/2003 – 5/14/2004	$1.10	$35,080.10
5/15/2004 – 5/14/2005	$1.13	$36,036.83
5/15/2005 – 9/30/2005	$1.16	$36,993.56
10/1/2005 – 5/14/2006	$1.16 Areas A-C	$36,993.56
	$0.26 Second Floor	$8,291.66

		$45,285.22
5/14/2006 – 9/30/2006	$1.19 Areas A-C	$37,950.29
	$0.26 Second Floor	$8,291.66

		$46,241.95
10/1/2006-5/14/2007	$1.19 Areas A-C	$37,950.29
	$0.52 Second Floor	$16,583.32

		$54,533.61
5/15/2007 – 9/30/2007	$1.22 Areas A-C	$38,907.02
	$0.52 Second Floor	$16,583.32

		$55,490.34
Base Rent previously paid for the period May 15, 2003 through September 30, 2003 in excess of the amounts stated above shall be credited against installments of Base Rent as they become due, commencing with the Base Rent due October 1, 2003.
     5. Amendment to Paragraph 1.A. Paragraph 1.A of the Sublease is hereby amended to read in its entirety as follows:
     A. Commencement Date. The Commencement Date shall be the date established pursuant to this section and the Sublease shall expire on the date set forth in the Schedule.
               1. The Commencement Date for Area A shall be the earliest occurring of the following:
                         (i) The date of Substantial Completion of the Tenant Improvements, as such term is defined in the Work Letter Agreement attached hereto as EXHIBIT C (“Work Letter Agreement”) or;
                         (ii) The date Subtenant commences occupancy of Area A.

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     2. The Commencement Date for Area B shall be the first day of the thirteenth (13th) month of the Term.
     3. The Commencement Date for Area C shall be the first day of the twenty-first (21st) month of the Term.
     4. The Commencement Date for the Second Floor shall be October 1, 2005.
     6. Amendment to Paragraph 3.B of the Sublease. Paragraph 3.B of the Sublease is amended to read in its entirety as follows
     B. Construction of Interior Improvements. Except for Sublandlord’s obligation to install the Tenant Improvements in the first floor in accordance with the Work Letter Agreement, Sublandlord is leasing the Premises to Subtenant “as is,” without any obligation to alter, remodel, improve, or decorate any part of the Premises or Project. Sublandlord shall cause the Tenant Improvements to be completed in accordance with the terms, conditions and limitations set forth in the Work Letter Agreement. Sublandlord shall deliver the second floor professionally clean with all Building mechanical, electrical, plumbing, life safety, lighting, windows and doors and roofing systems in good operating condition.
     7. Utilities. Sublandlord and Subtenant shall transfer the utilities accounts for the Building to Subtenant’s name after execution of a consent to this Amendment by Landlord and prior to Subtenant’s entry into to the second floor pursuant to paragraph 9 below or Subtenant’s occupancy of the second floor.
     8. Affirmation. As amended herein, the Sublease is and remains in full force and effect.
     9. Early Occupancy. Upon execution of this Second Amendment and consent to this Second Amendment by Master Landlord (the “Early Occupancy Period”), provided that Subtenant’s activities do not interfere with or cause delays to Sublandlord’s obligations, Subtenant shall be permitted to enter the second floor for the purpose of installation of its equipment, cabling, telecommunications, furniture systems, and other installations necessary for the conduct of Subtenant’s business. Notwithstanding any other provision herein to the contrary, Subtenant’s occupancy of the second floor during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Sublease (including Subtenant’s obligations regarding indemnity and insurance), provided however, that Subtenant’s obligation to pay Rent with respect to the second floor during the Early Occupancy Period shall be waived. In any event, Subtenant shall be responsible for any utility charges incurred by Landlord or Sublandlord in connection with Subtenant’s use of the second floor during the Early Occupancy Period.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

“Sublandlord”		“Subtenant”

APPLIED MATERIALS, INC., a Delaware corporation		SHORETEL, INC., a California corporation

By:	/S/ Jim Barnhart	By:	/s/ John Finegan

Print Name:	Jim Barnhart	Print Name:	John Finegan

Its:	Managing Director	Its:	CFO

Date:	September 26, 2005	Date:	9/13/05

By:

Print Name:

Its:

Date:

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